Exhibit 99.1

M/I Homes Reports
2023 Second Quarter Results

Columbus, Ohio (July 26, 2023) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2023.

2023 Second Quarter Highlights:
•New contracts increased 21% to 2,197 contracts
•Delivered 1,990 homes, down 7% from 2022’s 2,133 homes delivered
•Revenue of $1.0 billion, down 3% from 2022’s second quarter record level
•Pre-tax income of $155.4 million, down 15% from 2022’s record of $182.2 million
•Net income of $118.0 million ($4.12 per diluted share), down 14% from 2022’s record of $136.8 million
•Shareholders’ equity reached a record of $2.3 billion, a 26% increase from a year ago, with book value per share of $83
•Return on equity of 23%

For the second quarter of 2023, the Company reported pre-tax income of $155.4 million and net income of $118.0 million, or $4.12 per diluted share. This compares to pre-tax income of $182.2 million and net income of $136.8 million, or $4.79 per diluted share, for the second quarter of 2022. For the six months ended June 30, 2023, net income decreased 3% to $221.1 million, or $7.77 per diluted share, compared to $228.7 million, or $7.93 per diluted share, for the same period of 2022.

Homes delivered in 2023’s second quarter decreased 7% to 1,990 homes. This compares to 2,133 homes delivered in 2022’s second quarter. Homes delivered for the six months ended June 30, 2023 increased 1% to 3,997 from 2022’s deliveries of 3,956. New contracts for the second quarter of 2023 increased 21% to 2,197 new contracts. For the first six months of 2023, new contracts increased 1% to 4,368 compared to 4,334 in 2022. Homes in backlog at June 30, 2023 had a total sales value of $1.8 billion, a 34% decrease from a year ago. Backlog units at June 30, 2023 decreased 33% to 3,508 homes, with an average sales price of $507,000. At June 30, 2022, backlog sales value was $2.7 billion, with backlog units of 5,213 and an average sales price of $519,000. M/I Homes had 195 communities at June 30, 2023 compared to 168 communities at June 30, 2022. The Company's cancellation rate was 10% in the second quarter of 2023 compared to 11% in the second quarter of 2022.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had a very strong second quarter. Despite higher interest rates and uncertain economic conditions, we were very pleased with our new contracts, homes delivered, margins and income. New contracts improved by 21% over last year; we delivered 1,990 homes and continued to improve our construction cycle time; gross margins were considerably better than expected at 26%; and pre-tax income of $155 million, though down from last year’s record level, represented 15.3% of revenue. These results produced a very solid 23% return on equity. Our book value per share is now $83, an increase of 26% versus a year ago.”

Mr. Schottenstein continued, “Our financial condition remains strong. We ended the quarter with record shareholders’ equity of $2.3 billion and available liquidity in excess of $1 billion. We believe our industry will continue to benefit from strong fundamentals, including favorable demographic trends and an undersupply of housing. Looking ahead, we are well positioned to continue delivering strong results.”

The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2024.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
New contracts	2,197	1,820	4,368	4,334
Average community count	198	172	197	173
Cancellation rate	10%	11%	12%	9%
Backlog units	3,508	5,213	3,508	5,213
Backlog sales value	$1,777,657	$2,706,586	$1,777,657	$2,706,586
Homes delivered	1,990	2,133	3,997	3,956
Average home closing price	$493	$477	$489	$468

Homebuilding revenue:
Housing revenue	$980,198	$1,017,906	$1,955,144	$1,851,069
Land revenue	8,549	3,374	8,852	6,911
Total homebuilding revenue	$988,747	$1,021,280	$1,963,996	$1,857,980

Financial services revenue	25,266	19,374	50,547	43,485
Total revenue	$1,014,013	$1,040,654	$2,014,543	$1,901,465

Cost of sales - operations	755,829	756,367	1,521,733	1,404,069
Gross margin	$258,184	$284,287	$492,810	$497,396
General and administrative expense	55,654	55,216	106,614	103,999
Selling expense	51,871	46,206	100,951	87,627
Operating income	$150,659	$182,865	$285,245	$305,770
Other income	(28)	(1)	(35)	(17)
Interest (income) expense - net	(4,670)	693	(6,059)	1,364
Income before income taxes	$155,357	$182,173	$291,339	$304,423
Provision for income taxes	37,356	45,335	70,272	75,746
Net income	$118,001	$136,838	$221,067	$228,677

Earnings per share:
Basic	$4.25	$4.88	$7.98	$8.10
Diluted	$4.12	$4.79	$7.77	$7.93

Weighted average shares outstanding:
Basic	27,792	28,041	27,698	28,231
Diluted	28,624	28,590	28,469	28,826

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2023	2022
Assets:
Total cash, cash equivalents and restricted cash (1)	$668,287	$188,755
Mortgage loans held for sale	190,845	194,450
Inventory:
Lots, land and land development	1,296,486	1,136,380
Land held for sale	15,183	10,524
Homes under construction	1,207,759	1,514,965
Other inventory	167,586	154,396
Total Inventory	$2,687,014	$2,816,265

Property and equipment - net	35,495	36,150
Investments in joint venture arrangements	41,988	55,625
Operating lease right-of-use assets	58,404	52,328
Goodwill	16,400	16,400
Deferred income tax asset	18,019	10,251
Other assets	145,297	123,100
Total Assets	$3,861,749	$3,493,324

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$396,492	$395,718
Senior notes due 2030 - net	296,613	296,109
Notes payable - other	—	1,001
Total Debt - Homebuilding Operations	$693,105	$692,828

Notes payable bank - financial services operations	186,396	194,602
Total Debt	$879,501	$887,430

Accounts payable	264,656	329,384
Operating lease liabilities	59,461	53,058
Other liabilities	359,672	405,185
Total Liabilities	$1,563,290	$1,675,057

Shareholders’ Equity	2,298,459	1,818,267
Total Liabilities and Shareholders’ Equity	$3,861,749	$3,493,324

Book value per common share	$82.73	$65.50
Homebuilding debt to capital ratio (2)	23%	28%
(1)Includes $0.9 million and $1.2 million of restricted cash and cash held in escrow for the quarters ended June 30, 2023 and 2022, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash provided by operating activities	$166,190	$9,214	$417,689	$78,540
Cash provided by (used in) investing activities	$1,991	$(4,829)	$(2,802)	$(11,463)
Cash used in financing activities	$(42,458)	$(34,236)	$(58,142)	$(114,690)

Land/lot purchases	$96,068	$120,667	$141,714	$214,615
Land development spending	$108,914	$106,543	$201,333	$207,240
Land sale revenue	$8,549	$3,374	$8,852	$6,911
Land sale gross profit	$892	$591	$889	$1,558

Financial services pre-tax income	$11,159	$8,667	$23,800	$21,722

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income	$118,001	$136,838	$221,067	$228,677
Add:
Provision for income taxes	37,356	45,335	70,272	75,746
Interest (income) expense - net	(6,980)	(750)	(10,653)	(1,307)
Interest amortized to cost of sales	8,734	7,536	16,824	14,863
Depreciation and amortization	4,266	4,286	8,663	8,474
Non-cash charges	2,301	2,018	4,324	3,849
Adjusted EBITDA	$163,678	$195,263	$310,497	$330,302

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2023	2022	Change	2023	2022	Change
Northern	949	722	31%	1,777	1,912	(7)%
Southern	1,248	1,098	14%	2,591	2,422	7%
Total	2,197	1,820	21%	4,368	4,334	1%

	HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2023	2022	Change	2023	2022	Change
Northern	783	1,000	(22)%	1,580	1,760	(10)%
Southern	1,207	1,133	7%	2,417	2,196	10%
Total	1,990	2,133	(7)%	3,997	3,956	1%

	BACKLOG
	June 30, 2023			June 30, 2022
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,253	$631	$504,000	2,042	$1,036	$507,000
Southern	2,255	$1,147	$509,000	3,171	$1,670	$527,000
Total	3,508	$1,778	$507,000	5,213	$2,706	$519,000

	LAND POSITION SUMMARY
	June 30, 2023			June 30, 2022
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,545	7,199	14,744	7,601	7,764	15,365
Southern	15,893	10,695	26,588	17,196	15,285	32,481
Total	23,438	17,894	41,332	24,797	23,049	47,846